Proxy Statement
                             For The
                         April 18, 1994
                  Annual Shareholders' Meeting



Dear Shareholder:

     You are cordially invited to attend Valmont's Annual Meeting of Shareholders in Omaha on April 18, 1994, at 2:00 P.M. The meeting will again be held in the Lecture Hall of the Joslyn Art Museum at 2200 Dodge Street in Omaha. You may enter the building through the east entrance.

     The formal meeting of Shareholders will be followed by a review of operations for 1993 and for the first quarter of 1994, as well as our prospects for the future. At an informal reception following the meeting, you will have the opportunity to meet and discuss the Company with the Directors, Officers and Business Unit Managers.

     If you cannot attend the meeting in person, please vote your shares by proxy. Mark, sign and date the enclosed proxy card and return it in the postage paid envelope. Your prompt return of the card will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important.

     I look forward to seeing you at the Annual Meeting.

                                   Sincerely,

                                /s/Robert B. Daugherty

                                   Robert B. Daugherty
                                   Chairman of the Board
                                  Valmont Industries, Inc.



                    Notice of Annual Meeting
                         of Shareholders


     Notice is hereby given that the Annual Meeting of Shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Joslyn Art Museum, 2200 Dodge St., Omaha,
Nebraska 68102, on Monday, April 18, 1994, at 2:00 p.m. local time for the purpose of:

     (1)  Electing directors of the Company for the coming year.

     (2) Ratifying the appointment of KPMG Peat Marwick as independent accountants for fiscal 1994.

     (3) Transacting such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 4, 1994 are entitled to vote at this meeting. If you do not expect to be present at the Annual Meeting and wish your shares to be voted, please sign, date and mail the enclosed proxy form.

                              By Order of the Board of Directors

                           /s/Thomas P. Egan, Jr.

                              Thomas P. Egan, Jr.
                              Secretary
                              Valley, Nebraska  68064
                              March 23, 1994


                         Proxy Statement



To the Shareholders:

     The Board of Directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on Monday, April 18, 1994, or at any adjournments thereof.

     At the close of business on March 4, 1994, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 11,558,723 shares of the Company's common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.

     Shares of common stock represented by a properly signed and returned proxy will be treated as present at the meeting for the purpose of determining a quorum, including shares represented by broker non-votes or abstaining from voting. Directors are elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

     The proposal to ratify accountants requires the affirmative vote of a majority of shares present in person or represented by proxy. Abstentions from this proposal will have the same effect as a vote against this proposal. Broker non-votes on this proposal are treated as shares for which voting power has been withheld by the beneficial holders of those shares and therefor will not be counted as votes for or against such proposal.

     A shareholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to:
Corporate Secretary, Valmont Industries, Inc., P.O. Box 358, Valley, Nebraska 68064. To be effective, the revocation must be received by the Secretary before the date of the meeting. A shareholder may, if he desires, attend the meeting in person, and at that time withdraw his proxy and vote in person.

     The cost of solicitation of proxies, including the cost of reimbursing the banks and brokers for forwarding proxies and proxy statements to their principals, shall be borne by the Company.

                      Certain Shareholders

     The following table sets forth, as of March 4, 1994, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) directors, nominees and named executive officers and (iii) all directors and executive officers as a group.

          Name and Address     Amount and Nature
          of Beneficial        of Beneficial Ownership    Percent
          Owner                March 4, 1994  (1)        of Class(2)
____________________________________________________________________

Robert B. Daugherty                 3,550,784                30.7%
c/o Valmont Industries, Inc.
Valley, Nebraska

State of Wisconsin (3)
Investment Board
P.O. Box 7842
Madison, WI.  53707                   805,000                 7.0%

Charles M. Harper                      36,000                  ---

Allen F. Jacobson                      14,000                  ---

Lloyd P. Johnson                        4,000                  ---

John E. Jones                           3,000                  ---

Thomas F. Madison                       9,000                  ---

Walter Scott, Jr.                      24,000                  ---

Robert G. Wallace                       6,000                  ---

Mogens C. Bay                         173,433                 1.5%

Lewis P. Hays                         100,237                  ---

Joseph M. Goecke                      104,570                  ---

Thomas P. Egan, Jr.                    63,355                  ---

All Executive Officers and
  Directors As Group (17 persons)   4,321,052                37.4%

(1) Includes shares which the executive officers have, or within 60 days of March 4, 1994 will have, the right to acquire through presently exercisable stock options. Included are 76,533, 72,967, 24,349 and 24,267 shares for Messrs. Bay,
   Hays, Goecke and Egan, respectively and 250,310 shares for all executive officers and directors as a group.

(2) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of the class.

(3) Based on Schedule 13G dated February 8, 1994 filed by the reporting person with the Securities and Exchange Commission.

                      Election of Directors

The Company's Board of Directors is presently composed of nine members, divided into three classes. Each class serves for three years on a staggered term basis. Of the nine current Directors of the Company, seven are not employees of the Company. Mr. Daugherty and Mr. Bay are currently employed by the Company, such employment constituting their principal occupation for at least the last five years. All Directors, except Mr. Bay, were elected to their present terms by the shareholders at the April 20, 1993 meeting. Mr. Bay was elected as a Director by the Board of Directors on October 25, 1993, effective on that date, for a term expiring in 1996.

Three Directors have terms of office that expire at the 1994
Annual Meeting. They have been nominated by the Board of Directors for reelection for a three-year term. These nominees are:

                       Robert B. Daugherty
                        Allen F. Jacobson
                        Robert G. Wallace

Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The Board of Directors has no reason to believe that any such nominee will be unavailable to serve.


Nominees for Election - Terms Expire 1997:
__________________________________________

Robert B. Daugherty, Age 72, Chairman of the Board and Director of the Company; Director, KN Energy, Inc. and Peter Kiewit Sons',
Inc.

Served as Director of Company continuously since March, 1947.
Valmont Stock:  3,550,784 shares

Allen F. Jacobson, Age 67, Retired Chairman and Chief Executive Officer of 3M Company; Director, 3M Company, Abbott Laboratories, Alliant TechSystems, Deluxe Corporation, Mobil Corporation, Northern States Power Company, Potlatch Corporation, Prudential Insurance Company of America, Sara Lee Corporation, Silicon Graphics, Inc. and U S WEST Inc.

Served as Director of Company continuously since July, 1976.
Valmont Stock:  14,000 shares

Robert G. Wallace, Age 67, Retired Executive Vice President and
Director of Phillips Petroleum Co.; Director, CBI Industries,
Inc. and A. Schulman, Inc.

Served as Director of Company continuously since April, 1984.
Valmont Stock:  6,000 shares


Continuing Directors - Terms Expire 1995:
- -----------------------------------------

Charles M. Harper, Age 66, Chairman of the Board, Chief Executive Officer and Director of RJR Nabisco Holdings Corp. since June 1993. Chairman of the Board of ConAgra, Inc. 1981 - May 1993, and Chief Executive Officer of ConAgra 1976 - September 1992; Director, ConAgra, Inc., E.I. DuPont de Nemours & Co., Inc., Norwest Corporation and Peter Kiewit Sons', Inc.

Served as Director of Company continuously since April, 1979.
Valmont Stock:  36,000 shares

Lloyd P. Johnson, Age 63, Chairman of the Board and Director of Norwest Corporation; Trustee, Minnesota Mutual Life Insurance Company; Director, Cargill, Incorporated, Musicland Stores Corporation; Member, Advisory Board of Directors, Minnegasco.

Served as Director of Company continuously since June, 1991.
Valmont Stock:  4,000 shares

Thomas F. Madison, Age 58, Vice Chairman, Chief Executive Officer of Minnesota Mutual Life Insurance Company since February, 1994; Retired President - Markets, US West Communications; Director, Eltrax Systems, Inc., First Bank System, Inc. and Minnesota Murual Life Insurance Company; Advisory Board of Directors, Minnegasco.

Served as Director of Company continuously since June, 1987.
Valmont Stock:  9,000 shares


Continuing Directors - Terms Expire 1996:
- -----------------------------------------

John E. Jones, Age 59, Chairman of the Board, President, Chief
Executive Officer and Director of CBI Industries, Inc.  Director,
Allied Products Corporation, Amsted Industries Incorporated,
Interlake Corporation and NICOR Inc.

Served as Director of Company continuously since April, 1993
Valmont Stock:  3,000 shares

Walter Scott, Jr., Age 62, Chairman of the Board, President and Director of Peter Kiewit Sons', Inc.; Director, Berkshire Hathaway, Inc., Burlington Resources, Inc., California Energy Company, ConAgra, Inc., C-TEC Corporation, FirsTier Financial, Inc. and MFS Communications Co., Inc.

Served as Director of Company continuously since April, 1981.
Valmont Stock:  24,000 shares

Mogens C. Bay, Age 45, President and Chief Executive Officer of the Company since August, 1993 and Director of the Company since October, 1993. From November, 1990 to August, 1993 served as President and Chief Operating Officer of the Irrigation Division of the Company. Prior to November, 1990, served as President and General Manager of the International Division of the Company.

Served as Director of Company continuously since October, 1993. Valmont Stock: 173,433 shares
  (1)Messrs. Jacobson (Chairman), Harper, Johnson and Madison are members of the Compensation Committee, which met three times during the last fiscal year. The Compensation Committee, composed of directors who are not employees of the Company, directs the administration of various management incentive plans; takes action upon or makes recommendations to the Board of Directors on salary changes for certain key management personnel; and takes action upon or makes recommendations to the Board of Directors concerning certain employee benefit plan matters.

    Messrs. Scott (Chairman), Jones and Wallace are members of the Audit Committee, which met three times during the last fiscal year. The Audit Committee, composed of directors who are not employees of the Company, recommends selection of the independent public accountants; reviews matters pertaining to the audit, systems of internal control and accounting policies and procedures; has approval authority with respect to services provided by the independent public accountants; and directs and supervises investigations into matters within the scope of its duties.

       The Company does not have a standing Nominating
       Committee.

  (2) The Board of Directors held five meetings during the last fiscal year. During 1993, non-employee directors were paid an annual fee of $25,000 plus $2,000 for each board meeting and $1,000 for each committee meeting attended. Committee chairmen receive an additional $6,000 per year. Messrs. Harper, Jacobson, Johnson, Scott and Wallace have elected to receive their fees in the form of deferred compensation. Payments are to be made in fifteen annual installments commencing one year after the earliest of termination of service as a director of the company, attainment of age 70, or death. The deferred fees accrue interest indexed to 30 year U.S. Government bonds, compounded monthly. Employee directors do not receive director or meeting fees.

  (3) Each non-employee director who is elected or continues as a director following the Annual Shareholders Meeting receives a non-discretionary stock award of 1,000 shares each year following such meeting. Such shares are subject to an agreement that the shares or the equivalent value must be returned to the Company unless the director leaves the Company due to (i) death, (ii) retirement from the Board at mandatory retirement age, or (iii) resignation or failure to stand for re-election with the prior approval of the Board.

  (4) During fiscal 1992 the Company entered into a service agreement with PKS Information Services, Inc., ("PKS") a subsidiary of Peter Kiewit Sons', Inc. Mr. Walter Scott, a Director of the Company, is Chairman, President and Director of Peter Kiewit Sons', Inc. The agreement, is for a term of three to five years and covers the use of time on the PKS mainframe computer equipment. In 1993 lease payments totaled approximately $1,100,000. The Company believes such payments were comparable to amounts that would have been paid to an unaffiliated entity.

  (5) See "Certain Shareholders" for additional information on stock ownership.

                     Executive Compensation


The following Summary Compensation Table provides information on the annual and long-term compensation for services paid by the Company to the Chief Executive Officer, the four highest paid executive officers and the former Chief Executive Officer for the three fiscal years ended December 25, 1993.

                   Summary Compensation Table

                                                      Long-Term Compensation
                          Annual Compensation          Awards       Payouts
                          -------------------          --------------------
                                                                                    All
     Name and                                        Number of        LTIP         Other
Principal Position     Year   Salary($)   Bonus($)  Options(#)(5)  Payouts($)(6)  Comp.($)(1)
                       ----   ---------   --------  -------------  -------------  -----------
Mogens C. Bay (3)(4)   1993    247,154     209,544            0             0       20,551
 President and Chief   1992    166,150     118,478       40,000             0       12,808
 Executive Officer     1991    150,000           0       10,000        44,350           --

Robert B. Daugherty    1993    243,846     113,163            0             0       16,065
 Chairman of the Board 1992    240,000      86,882            0             0       14,710
 of Directors          1991    240,000           0            0        42,230           --

Lewis P. Hays (3)      1993    200,385      95,044            0             0       13,294
 President and Chief   1992    166,150     143,747       20,000             0       13,945
 Operating Officer     1991    150,000      18,067       20,000        14,076           --
 Industrial and
 Construction Products

Joseph M. Goecke(3)(4) 1993    154,846     155,733            0             0       13,976
 President and Chief   1992         --          --           --            --           --
 Operating Officer -   1991         --          --           --            --           --
 Valmont Irrigation

Thomas P. Egan, Jr.(3) 1993    132,755      52,111            0             0        8,319
 Vice President,       1992    120,000      38,441       12,000             0        7,130
 Corporate Counsel     1991    110,000           0        4,000        19,505           --
 and Secretary

William F. Welsh II(2) 1993    256,151           0            0             0      594,254
 Former President and  1992    360,000     110,323       40,000             0       21,165
 Chief Executive       1991    360,000           0       20,000        49,062           --
 Officer

(1)Except as reflected in note (2) below, amounts represent the Company's contribution under the Valmont Employee Retirement
   Savings Plan and the related Restoration Plan.  Pursuant to
   SEC rules, amounts paid in fiscal years prior to 1992 are not shown.

2) On September 11, 1993, William F. Welsh II terminated his employment with the Company after sixteen years of service.
   His severance agreement provides for (i) a severance payment equivalent to 22 weeks' salary, (ii) payments of $10,000 per month for 36 months as consideration for a three year non-compete agreement, (iii) immediate vesting of 6,000 shares of restricted stock and (iv) payment of outplacement costs of approximately $70,000. The aggregate of all amounts paid or payable to Mr. Welsh pursuant to the severance agreement are shown as "All Other Compensation". The Company's 1993 contribution under the Valmont Employee Retirement Savings
   Plan and the related Restoration Plan for Mr. Welsh was $11,527.

(3)Messrs. Bay, Hays, Goecke and Egan hold 3,000, 2,000, 3,000 and 1,000 restricted shares of the Company's common stock, respectively, which on December 25, 1993 were valued at $56,250, $37,500, $56,250 and $18,750, respectively. The restrictions lapse in February, 1999. The executive receives dividends paid on the restricted stock.

(4)Mr. Bay became Chief Executive Officer in August, 1993.  Mr.
   Goecke became an executive officer in August, 1993.

(5)The Company did not grant any stock options to the named executive officers during 1993.

(6)The Company's Long-Term Performance Program operates on a three-year award cycle. Target Awards were established in 1992 for the 1992-1994 cycle. No awards were made, earned or paid during fiscal 1993.

 Aggregated Options Exercised in Fiscal Year 1993 and Final Year
                           End Values

The following table reflects information on the exercise of stock options during fiscal 1993 and the status of the unexercised stock options at the end of the year for the executive officers named in the Summary Compensation Table.
                                                                                      Value of Unexercised
                                                         Number of Unexercised        In-The-Money Options
                                                         Options at FY-End (#)          at FY-End ($) (2)
                        Shares                           ---------------------          -----------------
                      Acquired On       Value
                      Exercise (#)   Realized($)(1)   Exercisable   Unexercisable   Exercisable   Unexercisable
                      ------------   --------------   -----------   -------------   -----------   -------------
Mogens C. Bay             4,700         57,516           76,533         36,667        725,513        42,500
Robert B. Daugherty           0              0                0              0              0             0
Lewis P. Hays             3,600         27,675           72,967         23,333        720,488        60,000
Joseph M. Goecke          2,667         30,254           24,349          6,667        145,446         3,333
Thomas P. Egan, Jr.       4,000         52,500           24,267         11,333        175,392        15,333
William F. Welsh, II    111,034      1,204,607                0              0              0             0


(1) Value realized is the difference between the closing price of the Company's Common Stock on the day of exercise and the exercise price of the options multiplied by the number of shares. No cash is realized until the shares received upon exercise of an option are sold.

(2) Value is the difference between the closing price of the Company's Common Stock on the last trading day of fiscal 1993 and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.

                  Compensation Committee Report
                    on Executive Compensation


Valmont's executive compensation policies and practices are approved by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of four Directors who are not employees of the Company. The Committee's determinations on compensation of the Chief Executive Officer and other executive officers are reviewed with and approved by all the non-employee Directors who constitute a majority of the Board.

The Committee has implemented compensation policies, plans and programs which seek to enhance shareholder value, by aligning the financial interests of the Company's executive officers with those of its shareholders. Annual base salaries are generally set at competitive median levels. The Company relies on annual and long-term incentive compensation and stock options to attract, retain and incent corporate officers and other key employees. Incentive compensation is variable and tied to corporate, business unit and individual performance. The plans are designed to provide incentive to management to grow earnings, enhance shareholder value and focus on the long-term growth of the Company. All incentive compensation plans are reviewed at least annually to assure their linkage to the current strategies and needs of the business. The Company's programs for 1994 have also been designed so that compensation paid to the named executive officers in 1994 will be deductible under the Internal Revenue Code's $1 million compensation limits for deductibility.

Valmont's executive compensation is based on four components, each of which is intended to serve the overall compensation philosophy.

Base Salary. Base salary is targeted at the median level for industrial manufacturing companies of similar characteristics such as sales volume, capitalization, and financial performance. Salaries for executive officers are reviewed by the Committee on an annual basis and may be increased at that time based on the individual's performance or an increase in competitive pay levels in the market place.

The Committee reviews with the Chief Executive Officer and the human resources executive and approves, with modifications it deems appropriate, an annual salary plan for the Company's executive officers (other than the Chief Executive Officer).
This salary plan is developed by the Company's human resources staff under the ultimate direction of the Chief Executive Officer based on peer group and national surveys using industrial manufacturing company comparisons of industrial manufacturing organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. In addition, the Committee periodically is advised by independent compensation consultants concerning salary competitiveness. The Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance, his leadership in establishing ethical standards in the conduct of the Company business, and its expectation as to his future contributions in directing the long-term success of the Company and its businesses.

Annual Incentives. The Executive Incentive Bonus Plan (EIB) is intended to reflect the Committee's belief that management's contribution to shareholder returns (via increasing stock price and dividends) comes from optimizing earnings and the quality of those earnings. Accordingly, the EIB plan establishes a bonus pool funded by a predetermined percentage of the Company or business unit's pretax earnings after a threshold level is reached. The percentage can increase if higher predetermined levels are achieved. The percentages and threshold are approved by the Committee at the beginning of the fiscal year. Individual awards are based upon predetermined percentages of the pool based on the individual's compensation and position and the Committee's assessment of the individual's expected contribution in such position.

The Committee believes that this program provides a link between the value created for shareholders and the incentive paid to executives. Executives do not receive any EIB payout until a specified profit level is reached. After that point the size of the pool is based on the predetermined percentage adjusted by the unit's performance on a predetermined return on capital or equity scale. The Committee believes that by placing a significant portion of the executive's annual cash compensation at risk, the executive is incented to achieve a higher level of performance.

Long-Term Performance Incentives. Long-term incentives are provided through the Long-Term Incentive Program established pursuant to the Company's 1988 Stock Plan. The Program operates on three-year award cycles. Target Awards were established in 1992 for the three-year cycle 1992-1994. The Committee reviews and approves the participation of executive officers under this Plan. Awards are earned if specific goals on profitability and growth are met during the three year award cycle. Greater or lesser awards may be earned for greater or lesser levels of performance. During the current three year award cycle ending in 1994, a minimum return on beginning equity must be achieved before any awards are earned. Awards can be paid in cash or stock, at the discretion of the Compensation Committee, and are payable in three annual installments after the end of the fiscal year in which an award is determined. The second and third annual installments are adjusted upward or downward depending on the market performance of Valmont's common stock which is intended to further enhance the tie between the executive's pay and shareholder value. No amounts were awarded, earned, or paid under this program in 1993.

Long-Term Stock Incentives. These incentives are provided through grants of stock options and restricted stock to executive officers pursuant to the Company's 1988 Stock Plan. This component is intended to retain and motivate executives to improve long-term shareholder value. Stock options are granted at the prevailing market value and only have value if the Company's stock price increases. Generally, the stock options granted recently vest beginning on the first anniversary of the grant in equal amounts over three to six years; executives must be employed by the Company at the time of vesting in order to exercise the options. As in the case of the long-term incentive plan, the Committee believes this feature of the compensation program directly links the executive's interests with those of the shareholders and to the long-term performance of the Company. The Committee approves the number and terms of options granted to the executive officers. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The Option Exercises table on page 10 reflects the additional investment made by certain executives during 1993.
The table on page 4 reflects the ownership position of the Directors and executive officers at March 4, 1994. Outstanding performance by an individual executive officer is recognized through larger option grants. The Committee, in determining grants of stock options, also reviews and considers the executive's history of retaining shares previously obtained through the exercise of prior options. Restricted stock grants are also a part of the Company's long-term incentives; however, none have been granted since 1990. Restricted stock awards will be issued when performance results and the strategic needs of the business warrant. The Committee granted 152,000 options to all executive officers in December 1992. No stock option grants were made to executive officers in 1993.

Chief Executive Officer Compensation. The Committee determines the Chief Executive Officer's (CEO) compensation based upon a number of factors and criteria. The salary is determined based upon a review of the salaries of Chief Executive Officers for industrial manufacturing companies of similar characteristics, input from periodic reviews by independent compensation consultants, and upon a review by the Committee of the CEO's performance.

Mr. Bay became CEO in August, 1993. The Committee established Mr. Bay's current base salary of $362,000 to recognize the level of responsibility for the position and at a level competitive with salaries of Chief Executive Officers of industrial manufacturing companies of comparable size in sales. The Committee intends to have a significant portion of the CEO's total cash compensation in the form of variable compensation tied to the Company's performance. EIB payments were made in 1993 based upon the performance of the Irrigation business unit for which the CEO served as Division President for the majority of the year. The division had strong performance and exceeded its predetermined earnings target in the plan by 27% for the year.

The Committee believes that the programs described above provide compensation that is competitive with comparable manufacturing companies, links executive and shareholder interest and provides the bases for the Company to attract and retain qualified executives.

                     Compensation Committee
                       Allen F. Jacobson, Chairman
                       Charles M. Harper
                       Lloyd P. Johnson
                       Thomas F. Madison


              Shareholder Return Performance Graph


The following graph compares the yearly change in cumulative total shareholder return on the Company's Common Stock with the cumulative total returns of the Standard & Poor's (S & P) 500 Stock Index and an index consisting of a combination of the S & P's Electrical Equipment and Machinery Diversified indexes for the five years ended December 31, 1993. The graph assumes that the value of the investment in Valmont Common Stock and each Index was $100 on December 31, 1988, and that all dividends were reinvested.

(The graph has an x-axis by year and a y-axis by dollar amount.)

A table of items and values plotted on the graph are as follows:
                           1988    1989     1990    1991     1992     1993
                           ----    ----     ----    ----     ----     ----
Valmont Industries, Inc.   $100    $169     $107    $103     $174     $194

S & P 500 Index            $100    $132     $128    $166     $179     $197

S & P Electrical
 Equipment and
 Machinery Index           $100    $137     $124    $161     $175     $217



                 Independent Public Accountants


The firm of KPMG Peat Marwick has been appointed by the Board of Directors to conduct the 1994 audit of the Company's financial statements. The same firm conducted the 1993 audit. The Board of Directors requests that shareholders ratify this appointment. A representative from KPMG Peat Marwick will be present at the Shareholders Meeting and will have the opportunity to make a statement and to respond to appropriate questions.


                      Shareholder Proposals

Shareholders' proposals intended to be presented at the next annual meeting must be received by the Company no later than November 25, 1994 in order to be considered for inclusion in the proxy statement for such meeting.


                          Other Matters

The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the Annual Meeting of Shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                              By Order of the Board of Directors

                           /s/Thomas P. Egan, Jr.

                              Thomas P. Egan, Jr.
                              Secretary
                              Valmont Industries, Inc.





                              PROXY
                    Valmont Industries, Inc.
 Proxy for the Annual Meeting of Shareholders on April 18, 1994 The undersigned hereby constitutes and appoints Robert B. Daugherty and Mogens C. Bay, or either of them, or any substitute appointed by either of them, the undersigned's agents, attorneys and proxies to vote, as designated below, the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of Valmont Industries, Inc., to be held at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102, on April 18, 1994, at 2:00 p.m., local time or at any adjournments thereof.

1)   ELECTION OF DIRECTORS

  [ ] FOR all nominees listed below (except as marked to the contrary below)
  [ ] WITHHOLD AUTHORITY to
      vote for all nominees listed below
_________________________________________________________________
                            Robert B. Daugherty
                            Allen F. Jacobson
                            Robert G. Wallace

(Instruction: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)

_________________________________________________________________

2)   PROPOSAL to ratify the appointment of KPMG Peat Marwick as independent accountants for fiscal 1994.
               [ ] FOR      [ ] AGAINST      [ ] ABSTAIN
3) IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Dated this ___ day of _______________, 1994.

                     Signature_________________________________

                     Signature_________________________________
                     (When signing as attorney, executor,
                      administrator, trustee, guardian or
                      conservator, designate full title.  All
                      joint tenants must sign.)